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                                                         EXHIBIT 10.20

                                  [cad 157]Logo[cad 179]

March 7, 1995

Thomas E. Smart
3748 Bret Harte Drive
Redwood City, CA 94061

Dear Tom:

It is with great pleasure that I extend an offer of employment to you for the position of Executive Director, Corporate Development at GenVec, Inc. We were all very impressed with your background and experience and have every confidence that you would be an extremely valuable addition to our Management Team.

The specific terms of this offer are detailed in the enclosed schedule. I believe that you will find these terms to be consistent with those discussed during our recent conversations. As you will see, I have listed your start date as "To be determined". We would be anxious for you to join us as soon as possible, but the exact start date can be agreed upon later.

I have also enclosed two (2) copies of the GenVec Confidentiality, Invention, and Non-Compete Agreement that must be signed by each GenVec employee. Please feel free to review this document and call me with any questions.

I know that you are as excited about the opportunities at GenVec as I am. We are all looking forward to working with you and gaining the benefit of your extensive experience. Together, we will certainly be able to build a stronger, more valuable company.

If the terms of this offer are acceptable to you, please sign and date both copies of this letter and the Confidentiality, Invention and Non-Compete Agreement, keep one of each for yourself and return the other to me.

Sincerely,

/s/ Thomas W. D'Alonzo
Thomas W. D'Alonzo
President & Chief Executive Officer

enclosures

AGREED TO AND ACCEPTED BY:

/s/ Thomas E. Smart                 3/9/95
------------------------------      -----------------------------
Thomas E. Smart                     Date

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                                 GENVEC, INC.

                             TERMS OF EMPLOYMENT

Employee
Name:          Thomas E. Smart

Position:      Executive Director, Corporate Development
               (Vice President title will immediately follow the execution of an additional corporate collaboration)

Start Date:    To be determined

Salary:        $110,000 per annum, to be paid in semi-monthly installments

Bonus: $10,000 upon the signing of a corporate collaboration agreement within 12 months of employment and an additional $10,000 upon the signing of a second corporate collaboration agreement within 18 months of employment. Each of these corporate collaborations is expected to include material up front payments, annual research support, milestones and royalties on future product sales.

Equity: You will be awarded options to purchase 225,000 shares of common stock at a price of $0.10 per share, as follows:

               -  180,000 shares vesting equally over a four year period

               - 10,000 shares vesting upon the signing each of the two significant corporate partnerships described above in the "Bonus" section.

               - 25,000 shares vesting over four years beginning on the date of your promotion to Vice President.

               Should a "change in control", as described in the attached definition, occur at GenVec during your employment, all options which are not yet vested will immediately become fully vested.

Relocation:    The Company will reimburse you for moving expenses up to a maximum of $40,000, which are incurred during the first twelve
               (12) months of your employment, including the following:

                    - Estimated closing fee on your California residence of $15,000.
                    -  Transfer taxes on your California residence of $5,000.
                    -  One house hunting trip, if necessary.
                    -  Temporary housing costs for up to 30 days, if necessary.
                    -  Transportation of all personal property.
                    -  Other mutually agreed upon misc. relocation expenses.

               (It is expected that expenses will not exceed $30,000.) To the extent that these expenses are not tax deductible, the Company will gross them up for all federal and state personal income taxes.

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Salary
Continuation:  Should your employment be terminated for any reason other than for cause, your salary shall continue to be paid for a period of six (6) months from the effective date of such termination. Payments made hereunder would cease if you become permanently employed at the same or greater salary during the nine month period.

Vacation:      Three (3) weeks annual vacation

Holidays:      Seven paid holidays plus three paid floating holidays.

Medical
Insurance:     The Company will provide health and dental insurance through its group policy Aetna. The Company splits the cost of this plan 80/20 with the employee. A family plan currently costs the employee $112.33 per month through payroll deductions.

Disability
Insurance:     The first 90 days of short term disability is covered by the
               Company at 80% of pay until after two years of service. After two years, the first 90 days will be paid at 100% of salary.
               After 90 days, long term disability will pay 60% of salary, with a maximum monthly payment of $5,000.

401(k)
Plan: The Company allows all employees with six months of service and 21 years of age to participate in its 401(k) plan. Employees may contribute, on a pretax basis, the less of 15% of their salary or $9,240. The plan is subject to all IRS compliance regulations.

Other
Benefits:      The Company will insure you when traveling on business up to
               $250,000. Basic life insurance of $50,000 is also provided.
               You will be included in other benefit programs which may be established by the Company, consistent with your position within the Company.

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                      DEFINITION OF "CHANGE IN CONTROL"

A  "Change in Control" shall mean the earliest to occur of the following events:


(i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; or

(ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation, if applicable, (or its board of directors, if stockholder action is not required) have approved a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, other than in a transaction in which shareholders of the Company will maintain voting control of the purchasing entity after the transaction; or

(iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation, if applicable, (or its board of directors, if stockholder action is not required) have approved a definitive agreement to reorganize, merge or consolidate the Company with or into such corporation, other than, in either case, a reorganization, merger, or consolidation of the Company, in a transaction in which shareholders of the Company will maintain voting control of the surviving entity after the transaction; or

(iv) The date any entity, person or group, other than the Company or any of its subsidiaries and other than an entity which is not engaged in the operation of a trade or business involving research and development or the sale of goods and services, shall have become the beneficial owner of, or shall have obtained voting control over more than fifty percent (50%) of the outstanding shares of the Company's common stock.